UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.3

Date of Report:
(Date of earliest event reported)
January 9, 2017

Rent-A-Center, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25370	45-0491516
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5501 Headquarters Drive
Plano, Texas 75024
(Address of principal executive offices and zip code)

(972) 801-1100
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Robert D. Davis resigned his position as Chief Executive Officer of Rent-A-Center, Inc. (the “Company”) and member of the Company’s Board of Directors (the “Board”) effective as of January 9, 2017. Mr. Davis was named Chief Executive Officer of the Company on February 1, 2014.
In connection with Mr. Davis’ resignation, the Board has named Mark. E. Speese, the Company’s current Chairman of the Board, to serve as interim Chief Executive Officer of the Company, beginning January 9, 2017, while the Company conducts a search for a permanent Chief Executive Officer and until such permanent Chief Executive Officer is appointed. During such time, Mr. Speese will continue in his role as Chairman of the Board.
Mr. Speese, 59, has served as the Chairman of the Board since October 2001 and as one of the Company’s directors since 1990. Mr. Speese has extensive experience in the rent-to-own industry and has been an integral part of the Company since it was started in 1986. Mr. Speese previously served as the Company’s Chief Operating Officer from November 1994 until March 1999, the Company’s President from 1990 until April 1999, the Company’s Vice Chairman of the Board from September 1999 until March 2001 and the Company’s Chief Executive Officer from October 2001 until January 2014.
In connection with the appointment of Mr. Speese as interim Chief Executive Officer of the Company, Mr. Speese and the Company have entered into an Interim CEO Employment Agreement (the “Interim Agreement”). Pursuant to the Interim Agreement, Mr. Speese and the Company have agreed that Mr. Speese’s annual base salary will be $800,000 and Mr. Speese will be eligible to participate in the Company’s annual cash bonus and equity compensation programs upon the achievement of performance targets to be established by the Compensation Committee of the Company’s Board. In addition, on or before February 1, 2017, the Company will grant Mr. Speese 100,000 options to purchase the Company’s common stock at an exercise price per share equal to the closing price of the Company’s common stock on the immediately preceding trading day.
The description of the Interim Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Interim Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
In connection with Mr. Davis’ resignation, the Company and Mr. Davis have entered into a Separation Agreement and Release of Claims (the “Separation Agreement”) dated effective January 9, 2017. Pursuant to the Separation Agreement, Mr. Davis agreed to release the Company of all claims he may have against the Company, including but not limited to any claims for compensation or benefits under the prior executive transition agreement between Mr. Davis and the Company, in exchange for certain payments and benefits including:
•cash severance of $1,835,000, less all required tax withholdings and other authorized deductions, paid over 104 equal weekly installments;
•COBRA health insurance premium payments for himself and his eligible dependents under the Company’s group medical and dental plans, less applicable withholdings, for a period of 24 months;
•the vesting of currently outstanding and unvested options to acquire 67,944 shares, out of currently outstanding and unvested options to acquire a total of 271,780 shares, of the Company’s common stock, representing that portion of the total options issued to Mr. Davis in each of 2013, 2014, 2015 and 2016 that would have vested during the first quarter of 2017; and
•the vesting and settlement of the time-based restricted stock units, representing 14,983 shares of the Company’s common stock, granted to Mr. Davis on January 31, 2014 that would have completely vested on January 31, 2017.
The description of the Separation Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.
In addition, Mr. Davis will comply for a period of two (2) years with certain post-employment covenants, including non-compete and confidentiality obligations, pursuant to the loyalty and confidentiality agreement between Mr. Davis and the Company. The form of loyalty and confidentiality agreement to which Mr. Davis is a party is filed as Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

Item 8.01	Other Events.
On January 9, 2017, the Company issued a press release announcing the resignation of Mr. Davis and appointment of Mr. Speese as interim Chief Executive Officer of the Company. A copy of this press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits

10.1	Interim CEO Employment Agreement, dated as of January 9, 2017, between Mark E. Speese and Rent-A-Center, Inc.
10.2	Separation Agreement and Release of Claims, dated as of January 9, 2017, between Robert D. Davis and Rent-A-Center, Inc.
99.1	Press Release issued on January 9, 2017 by Rent-A-Center, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENT-A-CENTER, INC.

Date:	January 13, 2017	By:	/s/ Dawn M. Wolverton
Dawn M. Wolverton
Vice President - Assistant General Counsel
and Secretary